Exhibit 99.1

FARADAY FUTURE REPORTS FINANCIAL RESULTS FOR Q3 2025

●	FX Super One has entered the pre-production phase at its Hanford manufacturing factory with the target of the first FX Super One pre-production vehicle rolling off the line in the U.S. in the near future.

●	Future FF and FX BEV vehicles equipped with NACS charge ports in North America, Japan and South Korea will gain access to 28,000+ Tesla Superchargers, providing more infrastructure convenience for future drivers.

●	FX has now established FX Pars, for FX pre-order holders, in California, New York, Massachusetts, Texas, and Nevada. The next phase of expansion will target New Jersey, Florida, and Washington, where there are strong signs of demand.

●	FF expects to complete a series of safety assessment tests at MGA to ensure full compliance.

●	Secured $136 million in financing commitments.

●	Cash on the balance sheet at quarter-end was at the highest level in more than two years.

●	FX launched the FX Super One in the UAE on October 28, 2025, with first vehicle delivery planned in the UAE for later this month.

●	Founder and Global Co-CEO YT Jia completed approximately $560,000 in purchases of FFAI common stock under a previously announced plan as of September 8, 2025.

Los Angeles, CA (November 13, 2025) -- Faraday Future Intelligent Electric Inc. (Nasdaq: FFAI) (“FF”, “Faraday Future”, or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced its financial results for its third quarter 2025. The Company highlighted several key metrics across its business that underscore the operations execution, financial position, and its outlook for the fourth quarter of 2025 and into 2026.

THIRD QUARTER SUMMARY

The Company held the Global Launch of the FX Super One MPV at an in Los Angeles on July 17, where the FX brand unveiled three groundbreaking innovations: the FX Super One EAI-MPV, the FF Super EAI F.A.C.E. System, and the FF EAI Embodied AI Agent 6x4 Architecture. The event, drew major attention across the U.S. and China, further elevating the FX brand. Since that launch event, FX has secured non-binding paid FX Super One pre-orders for more than 11,000 units.

Faraday Future also finalized the U.S. production assembly plan for FX Super One. The Company’s bridge partners and supply chain collaborators will commence component supply for the production assembly phase. The FX Super One will be assembled at the Company’s manufacturing facility in Hanford, CA. The FX Super One officially entered the trial production phase in the third quarter at Hanford. FX Super One is progressing with process planning and validation, defining manufacturing processes, refining work procedures, establishing quality standards, and ramping up training for engineers and production teams.

On FX Super One, more than half of the Federal Motor Vehicle Safety Standards (FMVSS) 201U test points have been completed. Full-vehicle safety testing has also delivered interim results. The series of assessment tests continues at MGA Research, keeping the vehicle on track for development and validation. The FX team is continuing the push toward the milestone of rolling the first U.S.-pre-production version of the FX Super One off the line in the near future.

FX has also rolled out national co-creation and sales events across eight major U.S. states, receiving enthusiastic feedback in New York, Boston, and Los Angeles. The FX Super One continues to build strong momentum, reflecting the growing success of the Company’s Co-Creation Ecosystem Online Direct Sales model. With increasing pre-orders and rising brand visibility, FX Super One is strengthening its position as a leading AI-driven ultra-luxury mobility brand, while driving both user and brand equity through our co-creation ecosystem.

Another key milestone this quarter was FF’s strategic investment in Qualigen Therapeutics. This investment underpins FF’s Dual-Flywheel and Dual-Bridge ecosystem, and the Company’s AI technology capabilities and ecosystem reach in both Web2 and Web3. The transaction strengthens the synergy between our EAI EV platform and fast-moving AI, crypto and digital asset initiatives.

The Middle East Final Launch of the FX Super One took place on October 28 at the Armani Hotel, Burj Khalifa, Dubai, and was a tremendous success. The launch featured the debut of the first-class EAI-MPV in the region, the release of the FX Super One price point at approximately $85,000, and the announcement of Andrés Iniesta as the first global FX Super One owner. This event reflects the strong traction of our Co-Creation Ecosystem in the region and demonstrates FX Super One’s appeal among high-net-worth and influential customers. From the event we received three B2C non-binding non-refundable paid preorders for more than 200 FX Super Ones within 48 hours after this event.

“In July we unveiled the groundbreaking FX Super One in Los Angeles to a global audience, and then just last month, we successfully launched the FX Super One in the UAE with strong interest from customers, investors, and government officials. We remain committed on the delivery of the FX Super One vehicles for the UAE. I would like to thank our team, partners and investors in the UAE,” said Matthias Aydt, Global Co-CEO of Faraday Future.

RESULTS FOR THIRD QUARTER 2025

●	Loss from Operations: $206.8 million for the three months ending September 30, 2025, due to our investment in engineering, talent expansion, strategic initiatives and alignment of the value of our assets related to manufacturing.

•	Operating Cash Outflow: $79.2 million for the nine months ended September 30, 2025, primarily driven by changes in working capital and the operational ramp-up of the FX platform.

●	Financing Cash Inflow: $135.8 million for the nine months ended September 30, 2025, a 144% increase from $55.7 million in the same period of the prior year. Marks the sixth consecutive quarter where financing inflows exceeded operating outflows, a consistent trend that reinforces operational strength.

In summary, the Company’s Q3 performance reflects meaningful progress, and FF remains focused on executing strategic investments aligned with its roadmap, while optimizing capital deployment and driving toward long-term, sustainable growth.

THIRD QUARTER CAPITAL FINANCING

Turning to liquidity and financing, FF previously announced approximately $136 million in financing commitments to support its growth strategy, FX Super One launch readiness, and FF’s position in the AIEV market. As of the end of the third quarter, FF had received approximately $82 million, with the remaining amounts subject to closing conditions and timing. The Company continues to manage deployment carefully and evaluate additional financing opportunities as needed to prudently support commercialization and ecosystem execution.

Turning to corporate compliance and governance, in September FF successfully completed the Nasdaq one-year compliance monitoring period, returning to fully normal listed-company status. In addition, management continued to demonstrate alignment with stockholders through Rule 10b5-1 stock purchase plans. Founder and Global Co-CEO YT Jia completed approximately $560,000 in purchases of FFAI common stock under a previously announced plan as of September 8, 2025. These purchases underscore management’s long-term confidence and commitment to creating stockholder value.

We have taken a conservative one-time realignment of asset values in Q3 2025 based on the updated operational plans, as the Company shifts from FF 91 program activities toward reorganization and retooling in preparation for the upgrade to FF 92 and the commercial production of the FX Super One. The Company intends to take several actions, including continuing to improve operating efficiency, reducing certain liabilities, and exploring better financing options, to strengthen our balance sheet.

FF announced and subsequently closed an approximately $41 million strategic investment in Qualigen, a Nasdaq listed company, with $30 million invested directly by Faraday Future and $4 million personal investment from Mr. Jia. This investment is intended to accelerate development of the Company’s Crypto Flywheel business and further advance its Dual-Flywheel and Dual-Bridge strategy.

FOURTH QUARTER 2025 OUTLOOK

The Company continues to drive FF 91 2.0 Futurist Alliance deliveries and FX Super One pre-orders. FF is on track to deliver an additional FF 91 2.0 Futurist Alliance unit in December.

FX has now established FX Pars, for FX pre-order holders, in California, New York, Massachusetts, Texas, and Nevada. The next phase of expansion will target New Jersey, Florida, and Washington, where there are strong signs of demand. This expansion will support incremental pre-order volume and broaden the FX Par network. In parallel, steady progress on tasks required to support vehicle deliveries is being made — including sales operations, after-sales and service capability, auto finance, and compliance.

The Company will continue to focus on building a robust internal R&D capability in software and AI, while accelerating the transfer of core technologies from the flagship FF 91 into the FX product line to deliver a deeply interactive user ecosystem across all vehicles. On the regulatory front, FF expects to complete a series of Federal Motor Vehicle Safety Standards assessment tests at MGA in the near future.

The Company is making progress on the supply chain, industrialization and delivery fronts, including a plan to release the first version of the Manufacturing Management System to ensure the first U.S. pre-production version FX Super One off the line by year-end, alongside the inaugural Super One offline event in December 2025.

FX’s second planned model, FX 4, will show a rear design rendering during the time period of Los Angeles Auto Show later this month, subject to securing the necessary agreements. With continued FF 91 deliveries as well as the start of delivery of FX Super One in the UAE market, FX also reaffirms its plan to introduce a series of models over the next five years, covering four blue-ocean segments in the U.S. market.

And lastly, the Company’s other key markets beyond the U.S. update - Following a successful Super One Product Final Launch event in Dubai, the preparatory work related to the delivery for the Middle East has officially been completed. The first Super One is scheduled to be delivered in November and then continue to ramp up the sale and enhance the high-end user co-creation gradually in the UAE market. The Company believes the high-net-worth users and investors in this region will strongly support our expansion.

Meanwhile, the FF China team will strengthen the global supply chain management capabilities and is seeking to establish a strategic business and capital partnership with another leading intelligent driving company, aiming to complete the signing of all agreements for at least one vehicle model. The Company is solidifying compliance to fully support the rollout of the first pre-production FX vehicle by the end of 2025 and will also continue improving operational efficiency and cost control across all entities, reinforcing the Company’s corporate goal of putting “Stockholders First.”

EARNINGS WEBCAST

Faraday Future management will host a webcast today, November 13, 2025, at 7:30 p.m. Eastern time (4:30 p.m. Pacific time). Interested investors and other parties can listen to a webcast of the conference call by logging onto the Investor Relations section of the Company’s website at https://investors.ff.com/. A replay of the webcast will be available on the Company’s website shortly thereafter. More detail on FF’s 2025 Q3, when filed, can be found in our SEC filings and online at https://investors.ff.com/financial-information/sec-filings.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. For more information, please visit https://www.ff.com/us/.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the Super One MPV and related future production and deliveries, the FX brand, other potential FX models including but not limited to the FX 4, crypto and digital asset initiatives , and production and sales goals, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the ability of OEMs and suppliers to timely delivery products and parts to the U.S.; the ability to timely clear customs; the Company’s ability to homologate FX vehicles for sale; the Company’s ability to execute on a Web 3 strategy; the Company’s ability to secure an occupancy certificate for its Hanford facility; the Company’s and QLGN’s ability to complete its public reporting requirements in a timely manner; the Company’s ability to secure the necessary funding to execute on its AI, EREV and Faraday X (FX) strategies, each of which will be substantial; the Company’s ability to design and develop EREV technology; the Company’s ability to design and develop AI-based solutions; competition in the AI and EREV areas, where actual or potential competitors have or are likely to have substantial advantages relative to the Company, including but not limited to experience, expertise, funding, infrastructure and personnel; the ability of the Company to execute across multiple concurrent strategies, including the UAE, bridge strategy, or FX, EREV, AI, and US geographic expansion; the Company’s ability to secure necessary agreements to license third-party range extender technology and/or license or produce FX vehicles in the U.S., the Middle East, or elsewhere, none of which have been secured; the Company’s ability to homologate FX vehicles for sale in the U.S., the Middle East, or elsewhere; and the Company’s ability to secure necessary permits at its Hanford, CA production facility; the potential impact of tariff policy; the ability of Company executives to purchase FFAI common stock; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): steven.park@ff.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com